CONTACTS:
Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6000
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS THIRD-QUARTER RESULTS

•    Achieved record gross margin of $49.6 million on revenue of $169.4 million

•    Achieved Adjusted EBITDA of $5.1 million; $11.5 million improvement from second quarter

•    Gartner, Inc. includes SAVVIS in Leader quadrant for North American hosting

ST. LOUIS, MO. – November 2, 2004 – SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global IT utility, announced today that revenue for the third quarter of 2004 totaled $169.4 million, up 149% from $67.9 million in the third quarter of 2003. Results for the 2004 quarter included revenue attributable to the Cable & Wireless America (“CWA”) operations acquired in March. Compared to the second quarter of 2004, revenue decreased 2%, largely due to the anticipated termination of transitional services for CWA’s former parent.

SAVVIS’ gross margin for the third quarter of 2004 grew 94%, to $49.6 million from $25.5 million in the third quarter of 2003. Sequentially, gross margin grew 13% from $43.9 million in the second quarter of 2004, largely driven by reductions in network costs as a result of realized synergies from the acquisition in March. As a percentage of revenue, gross margin was 29% in the current quarter, versus 25% in the second quarter and 38% in the third quarter of 2003.

SAVVIS’ consolidated net loss for the current quarter was $32.9 million versus $23.7 million for the same quarter last year and an improvement from $60.0 million in the second quarter of 2004. The third-quarter 2004 loss included $3.7 million of costs specifically related to the integration of CWA operations, compared to $17.2 million of integration costs in the second quarter of 2004. Exceeding company projections, Adjusted EBITDA* was positive in the third quarter, at $5.1 million.

Rob McCormick, SAVVIS’ chairman and chief executive officer, said, “SAVVIS achieved significant milestones in the third quarter, including a record gross margin and an $11.5 million improvement in Adjusted EBITDA. We continued a very successful business integration, which is yielding greater expense synergies than originally projected, and continued to win new business at a healthy pace. In addition, SAVVIS received an important acknowledgement of our quality service, solid operational processes, and vision for the future with our placement in the Leader quadrant of the influential Gartner North American Web Hosting Magic Quadrant benchmark.

“While our view of our core business is positive, the environment for the wholesale carrier market continues to deteriorate, which lowers our expectation for revenue for the fourth quarter,” Mr. McCormick added. “The foundation of our successful business

SAVVIS

Third-quarter Financial Results

November 2, 2004

strategy, however, continues to be providing businesses with value-added, managed infrastructure services, incorporating virtualization, utility and automation. As we continue to transform information technology, SAVVIS is well positioned to create value for its stakeholders.”

Commenting on the outlook for the fourth quarter, Jeff Von Deylen, SAVVIS’ chief financial officer, said, “With two full quarters of financial results of our merged business, we are refining our guidance for the fourth quarter of 2004. We expect to achieve revenue in a range of $162-167 million in the fourth quarter, reflecting the competitive pressure in the wholesale carrier market and higher churn among acquired hosting customers than initially anticipated. However, annualized expense synergies from the integration will be higher than the $100 million we had projected originally, totaling more than $120 million in recurring annual savings. We project that these savings, and our internal expense controls, will help drive continued growth in Adjusted EBITDA. We currently expect that in the fourth quarter, operating cash flow, before acquisition and integration-related costs, will be positive.”

Third Quarter Results

Total revenue for the third quarter increased 149% year-over-year, driven by revenue associated with the CWA assets acquired in March 2004. Sequentially, revenue declined 2% from the second quarter, reflecting pricing pressure in the wholesale services market, the anticipated loss of revenue from CWA’s former parent company, and a higher rate of churn in the acquired hosting business. Growth in Managed IP VPN revenue, up 9% sequentially, and an increase in usage-based revenue for digital content management services offset much of the decline in the wholesale market, reflected in Other Network Services. SAVVIS’ services to wholesale carriers represent approximately 5% of total revenue.

Diversified Revenue, defined as revenue from all customers except Reuters and Telerate, represents 82% of total revenue in the third quarter, consistent with the second quarter and up from 50% in the third quarter of 2003.

Three months ended:	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003
(US$ millions)
Revenue
Managed IP VPN	$22.6	$20.8	$15.6
Hosting	76.3	78.4	9.3
Other Network Services	25.7	30.6	4.8
Digital Content Management	14.1	12.4	4.4

Total Diversified Revenue	138.7	142.2	34.1
Reuters and Telerate	30.7	30.8	33.8

Total Revenue	$169.4	$173.0	$67.9

Gross Margin	$49.6	$43.9	$25.5
Sales, Gen. & Admin. Expenses	$44.5	$50.4	$23.2
Adjusted EBITDA	$5.1	$(6.5)	$2.3
Net Income (Loss)	$(32.9)	$(60.0)	$(23.7)

SAVVIS

Third-quarter Financial Results

November 2, 2004

Gross margin, defined as total revenue less data communications and operations expenses, was $49.6 million in the current quarter, compared to $25.5 million in the third quarter of 2003 and $43.9 million in the second quarter of 2004. As a percentage of revenues, gross margin was 29% in the current quarter, versus 38% in the third quarter of 2003 and up from 25% in the second quarter of 2004. Sequential-quarter growth in gross margin was driven largely by the realization of savings from the CWA integration.

Sales, general, and administrative expenses (“SG&A”) for the quarter were $44.5 million as compared to $23.2 million for the same period last year and $50.4 million in the second quarter of 2004. As a percentage of revenue, SG&A was 26% in the current quarter, down from 34% of revenue in the same quarter of 2003 and 29% in the second quarter of 2004. The improvement in SG&A from the second quarter primarily reflected savings realized through the CWA integration.

SAVVIS exceeded its financial guidance for break-even Adjusted EBITDA in the third quarter, generating positive Adjusted EBITDA of $5.1 million, reflecting the improvements in gross margin and SG&A.

Net cash used in operating activities in the current quarter was $11.7 million, compared to $1.5 million a year ago and $25.8 million in the second quarter of 2004. The net cash used in operating activities included cash payments of $10.1 million of acquisition and integration-related costs to realize synergies in the third quarter 2004, and $21.9 million in the second quarter 2004. The balance sheet and cash position remain in line with management expectations, with $53.4 million in cash at September 30, 2004, and Days Sales Outstanding (“DSO”) below 30 days.

In the third quarter, as previously announced, SAVVIS pre-paid $7.5 million as part of its amended capital lease agreement with General Electric Capital Corporation, and began cash interest payments in October 2004. Under the amended terms, the interest rate was lowered from 12% to 9% for the first year after the repayment. SAVVIS will pay approximately $1.2 million of interest expense in the fourth quarter of 2004. Interest expense savings, as a result of the amended terms, will be approximately $2.7 million. The maturity date of the lease remains March 8, 2007.

SAVVIS currently plans to incur approximately $5 million of integration expenses in the fourth quarter of 2004, for total integration expense in the year of approximately $30 million. Management currently expects that non-recurring cash payments for the acquisition and integration-related costs to realize synergies will total up to $45 million, $33.0 million of which was paid through September 30, 2004. The remaining cash payments are expected to occur in the next two quarters. Acquisition and integration-related costs include liabilities assumed under the CWA asset purchase agreement, rationalization and migration off of rejected vendor circuits, and

SAVVIS

Third-quarter Financial Results

November 2, 2004

staff reduction costs, including retention bonuses and severance expenses. Many of these initial expenses should result in long-term cost savings.

As previously announced, SAVVIS entered into an asset purchase agreement with WAM!NET, a leading global provider of content management and delivery services, in August 2003. In the third quarter 2004, SAVVIS determined the final purchase price for those assets, according to its earn-out agreement, as $11.4 million, and issued 4.4 million shares of common stock in payment of approximately 50% of that amount. SAVVIS will pay the balance, less a $3.0 million initial payment made in August 2003, in cash in nine monthly installments of approximately $0.3 million each through April 2005.

Year-to-Date Results

For the nine months ended September 30, 2004, revenue totaled $450.5 million, up 146% from $183.5 million in the same period in 2003. Gross margin was $123.4 million for the year to date, an increase of 93% from the first nine months of 2003. Growth in both revenue and gross margin was primarily attributable to the CWA acquisition in March 2004. Net loss for the year to date was $127.1 million, compared to $78.3 million for the same period in 2003. Adjusted EBITDA for the first nine months of 2004 was negative $4.0 million, compared to negative $3.8 million in the same period in 2003.

Operational Highlights

•	Industry analyst group Gartner, Inc. listed SAVVIS in the “Leader” quadrant in the new Gartner North American Web Hosting Magic Quadrant, published October 5, 2004. According to Gartner, vendors listed in the Leader quadrant are performing well today, have a clear vision of market direction, and are actively building competencies to sustain their leadership position in the market.

•	SAVVIS installed new business, from both new and existing customers, representing annualized revenue of approximately $33 million.

•	New customers signed include enterprises such as Archipelago, Monster Worldwide, and QBE Insurance Group.

•	SAVVIS expanded relationships with existing customers including Microsoft, Shearman & Sterling LLP, and Yahoo!

Financial Highlights

•	SAVVIS achieved record gross margin of $49.6 million on revenue of $169.4 million for the third quarter.

•	Adjusted EBITDA of $5.1 million improved by $11.5 million from the second quarter.

•	SAVVIS has laid the groundwork to realize over $120 million in integration-related annual cost savings.

SAVVIS

Third-quarter Financial Results

November 2, 2004

•	Current projection is for positive operating cash flow, before acquisition and integration-related payments, in the fourth quarter 2004.

•	SAVVIS amended the terms of its capital lease agreement with General Electric Capital Corporation, pre-paying $7.5 million and beginning cash interest payments at a reduced interest rate of 9% for one year.

•	The Bridge Estate distributed 42.9 million shares of SAVVIS common stock to Bridge’s secured creditors.

*“Adjusted EBITDA” is results from operations before depreciation, amortization, accretion, non-cash equity-based compensation, loss on sale of data center, restructuring charges, and integration costs. We have included information concerning Adjusted EBITDA because our management believes that, in our industry, such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Please see the table under Selected Condensed Consolidated Financial Information for a reconciliation of Adjusted EBITDA.

Investor Conference Call

SAVVIS will webcast an investor conference call today, November 2, 2004, at 9:00 am EST. Both the webcast and supporting presentation will be available at www.savvis.net, under “Presentations” on the Investor Relations page. The conference call will also be available via telephone, at +1 610-769-3888 or 888-405-4399 (US and Canada only), under the password “SAVVIS NEWS.” A replay of the call will be available from about noon today, on the website for one year and via telephone, at +1 402-220-9783 or 800-294-6358 (US and Canada only) for ten business days.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on February 24, 2004, and all subsequent filings. The forward-looking statements contained in this document speak only as of the date of publication, November 2, 2004, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a global IT utility services provider that leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. SAVVIS’ strategic approach combines the use of virtualization technology, a utility services model, and automated software management and provisioning systems. SAVVIS

SAVVIS

Third-quarter Financial Results

November 2, 2004

solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT infrastructure. With an IT services platform that extends to 47 countries, SAVVIS is one of the worlds’ largest providers of IP computing services. For more information about SAVVIS, visit http://www.savvis.net.

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SAVVIS Communications Corporation

Condensed Consolidated Statements of Operations

(unaudited)

(dollars in thousands, except share and per share amounts)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2004		2003		2004		2003
TOTAL REVENUES (1)	$169,389		$67,922		$450,515		$183,473
Data communications and operations expenses (2)	119,816		42,395		327,102		119,457

GROSS MARGIN	49,573		25,527		123,413		64,016
Gross margin percentage of revenue		29%		38%		27%		35%
Sales, general, and administrative expenses	44,521		23,185		127,438		67,750
Integration costs	3,715		—		25,786		—
Depreciation, amortization, and accretion	20,525		13,281		51,570		44,428
Restructuring charges	—		—		—		7,903
Loss on sale of data center	—		8,106		—		8,106
Non-cash equity-based compensation	156		2,660		10,937		7,984

TOTAL OTHER OPERATING EXPENSES	68,917		47,232		215,731		136,171

LOSS FROM OPERATIONS	(19,344)		(21,705)		(92,318)		(72,155)
NON-OPERATING EXPENSE:
Net interest expense and other	(13,545)		(2,004)		(34,807)		(6,127)

NET LOSS	(32,889)		(23,709)		(127,125)		(78,282)
Accreted and deemed dividend on Series A Preferred Stock	(9,439)		(8,445)		(27,540)		(24,635)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(42,328)		$(32,154)		$(154,665)		$(102,917)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (3)	111,971,576		94,619,986		107,912,319		94,083,903
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.38)		$(0.34)		$(1.43)		$(1.09)

(1)	Includes $19,875 and $59,611 from affiliates for the three and nine months ended September 30, 2004, respectively, and $21,348 and $63,112 from affiliates for the three and nine months ended September 30, 2003, respectively.

(2)	Exclusive of depreciation, amortization, and accretion shown separately below.

(3)	As the effects of including the incremental shares associated with options, warrants, convertible Series A Preferred Stock, and convertible Series B Preferred Stock are antidilutive, they are not included in the diluted weighted average common shares outstanding.

SAVVIS Communications Corporation

Condensed Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,398	$28,173
Trade accounts receivable, net	46,641	11,305
Prepaid expenses and other current assets	18,052	5,149

TOTAL CURRENT ASSETS	118,091	44,627

Property and equipment, net	278,539	59,357
Restricted cash	—	7,843
Intangibles, net and other non-current assets	26,388	12,796

TOTAL ASSETS	$423,018	$124,623

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)
CURRENT LIABILITIES:
Payables and other accrued expenses	$51,994	$26,771
Current portion of capital lease obligations	737	315
Other accrued liabilities	71,250	22,629

TOTAL CURRENT LIABILITIES	123,981	49,715

Capital lease obligations, net of current portion	111,640	56,587
Long-term debt	157,816	—
Other accrued liabilities	73,228	19,248

TOTAL LIABILITIES	466,665	125,550

STOCKHOLDERS’ EQUITY / (DEFICIT):
Series A Preferred stock	264,450	243,334
Series B Preferred stock	66	—
Common stock	1,143	965
Additional paid-in capital	392,853	330,890
Accumulated deficit	(699,590)	(572,465)
Deferred compensation	(672)	(1,438)
Treasury stock, at cost	(16)	(16)
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustment	(1,881)	(2,197)

TOTAL STOCKHOLDERS’ EQUITY / (DEFICIT)	(43,647)	(927)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$423,018	$124,623

SAVVIS Communications Corporation

Condensed Consolidated Statements of Cash Flows

(unaudited)

(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
OPERATING ACTIVITIES:
Net loss	$(32,889)	$(23,709)	$(127,125)	$(78,282)
Reconciliation of net loss to net cash used in operating activities:
Accrued interest	13,686	1,759	35,488	5,388
Depreciation, amortization, and accretion	20,525	13,281	51,570	44,428
Restructuring charges	—	—	—	7,903
Loss on sale of data center	—	8,106	—	8,106
Non-cash equity-based compensation	156	2,660	10,937	7,984
Net changes in operating assets and liabilities:
Trade accounts receivable	1,117	(2,950)	(9,632)	4,149
Prepaid expenses and other current assets	3,934	(310)	5,114	(920)
Other non-current assets	2,124	1,271	2,367	2,182
Accounts payable	(11,449)	(2,999)	(1,394)	(5,709)
Other accrued liabilities	(8,941)	1,351	(2,344)	490

Net cash used in operating activities	(11,737)	(1,540)	(35,019)	(4,281)

INVESTING ACTIVITIES:
Capital expenditures	(9,163)	(5,897)	(24,084)	(14,710)
Acquisition, net of cash received	—	—	(117,136)	—
Proceeds from sale of acquired assets	542	—	2,620	—
Proceeds from sale of data center	—	35,000	—	35,000
Purchase of WAM!NET assets	(676)	(3,118)	(676)	(3,118)

Net cash provided by / (used in) investing activities	(9,297)	25,985	(139,276)	17,172

FINANCING ACTIVITIES:
Payments under capital lease obligations	(7,946)	(14,010)	(9,784)	(15,307)
Issuance of subordinated debt and associated warrants	—	—	200,000	—
Deferred subordinated debt issuance costs	—	—	(625)	—
Net changes in restricted cash	6,966	(2,100)	7,973	(1,459)
Other	115	869	1,887	869

Net cash provided by / (used in) financing activities	(865)	(15,241)	199,451	(15,897)

Effect of exchange rate changes on cash and cash equivalents	(2)	(631)	69	(895)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(21,901)	8,573	25,225	(3,901)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	75,299	19,685	28,173	32,159

CASH AND CASH EQUIVALENTS, END OF PERIOD	$53,398	$28,258	$53,398	$28,258

SAVVIS Communications Corporation

Selected Condensed Consolidated Financial Information

(dollars in thousands, except share amounts)

	For the Three Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003
Revenues by customer:
Diversified revenues
Managed IP VPN	$22,582	$20,803	$15,604
Hosting	76,331	78,341	9,281
Other Network Services	25,732	30,592	4,796
Digital Content Management	14,081	12,415	4,420

Subtotal	$138,726	$142,151	$34,101
Reuters and Telerate	30,663	30,840	33,821

Total revenues	$169,389	$172,991	$67,922

EBITDA reconciliation:
Loss from operations	$(19,344)	$(46,667)	$(21,705)
Integration costs	3,715	17,165	—
Loss on sale of data center	—	—	8,106
Depreciation, amortization, and accretion	20,525	19,069	13,281
Non-cash equity based compensation	156	3,943	2,660

Adjusted EBITDA (1)	$5,052	$(6,490)	$2,342

Diluted common shares:
Common shares outstanding	114,314,377	109,635,714	95,508,627
Series B Preferred Stock on an as converted basis	65,528,860	65,528,860	—

Total common shares outstanding on an as converted basis	179,843,237	175,164,574	95,508,627

Series A Preferred Stock on an as converted basis	356,621,121	346,654,779	319,287,167
Warrants and options outstanding (treasury method)	34,019,115	30,997,620	3,460,438

Diluted common shares on an as converted basis	570,483,473	552,816,973	418,256,232

(1)	“Adjusted EBITDA” is results from operations before integration costs, loss on sale of data center, restructuring charges, depreciation, amortization, accretion, and non-cash equity-based compensation. We have included information concerning adjusted EBITDA because our management believes that in our industry such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of adjusted EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.